Exhibit 99

Contact:

Martin O’Grady	Vicky Legg
Vice President, Chief Financial Officer	Director, Public Relations
Tel: +44 20 7921 4038	Tel: +44 20 7921 4067
E: martin.ogrady@orient-express.com	E: vicky.legg@orient-express.com

FOR IMMEDIATE RELEASE

November 1, 2010

ORIENT-EXPRESS HOTELS REPORTS THIRD QUARTER 2010 RESULTS

Third Quarter Earnings Summary

•                  Third quarter total revenues, excluding Real Estate, up 14% to $159.0 million

•                  Revenue from owned hotels up 16% to $132.0 million

•                  Same store RevPAR up by 14% in local currency, up 11% in US dollars

•                  Adjusted EBITDA before Real Estate of $37.1 million, up 22%

•                  Overall, margin showed 140 basis points improvement

Key Events

•                  Closed or signed refinancing agreements for 86% of $439.3 million of debt maturing in 2011

•                  Reached agreement for sale of non-core asset for $12.5 million

•                  Completed two year renovation project at Hotel das Cataratas

•                  $5.8 million of insurance proceeds received for cyclone damage at Bora Bora Lagoon Resort

•                  $5.7 million of insurance proceeds received by PeruRail joint venture during the quarter and a further $1.5 million proceeds received by Peru hotels joint venture in October relating to the floods earlier in the year

•                  Celebrated ten years of trading on New York Stock Exchange

•                  Received Reader’s Choice awards for 1st, 2nd and 4th best leisure hotels in Europe from Condé Nast Traveller (UK) and for 1st best small mainland US resort from Condé Nast Traveler (US)

Hamilton, Bermuda, November 1, 2010.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 50 luxury hotel, restaurant, tourist train and river cruise properties operating in 24 countries, today announced its results for the third quarter ended September 30, 2010.

“The third quarter has traditionally been our strongest trading quarter, and this has proven to be the case in 2010,” said Paul White, President and Chief Executive Officer. “RevPAR growth of 14% (same store local currency) and a 140 basis points positive movement in margins underpinned the 21% increase in EBITDA before Real Estate and Impairment.

“I am particularly pleased to see all hotel regions performing ahead of last year, both at top line and EBITDA. Our Italian hotels had a particularly strong quarter, as did Hotel Ritz Madrid, as Europe showed good growth.  Our Asian, Brazilian and South African portfolios performed well, with same store local currency RevPAR up 18%, 33% and 57%, respectively. More importantly, across the board, retention was 47%, leading to solid EBITDA conversion.

“Finally, our finance team, with the support of our lenders, has made great strides in refinancing our 2011 debt maturities, with $378.9 million refinanced or agreed, to 2013 or beyond.”

Business Highlights

Revenue, excluding Real Estate, was $159.0 million in the third quarter of 2010, up $19.2 million from the third quarter of 2009.

Revenue from Owned Hotels for the third quarter was $132.0 million, up $18.1 million from the third quarter of 2009. On a same store basis, Owned Hotels RevPAR was up 14% in local currency and up 11% in US dollars.

Trains and Cruises revenue in the third quarter was $23.6 million compared to $23.9 million in the third quarter of 2009.

Excluding the effects of the two new hotels in Sicily, 47% of the increase in revenue from owned hotels was converted into EBITDA. Adjusted EBITDA before Real Estate and Impairment was $37.1 million compared to $30.3 million in the prior year. The principal variances from the third quarter of 2009 included the Italian hotels (up $2.5 million), Southern Africa properties (up $1.6 million), share of results from Hotel Ritz Madrid (up $1.8 million) and Charleston Place Hotel (up $0.7 million) offset by the share of results from PeruRail (down $1.6 million).

Adjusted net earnings from continuing operations for the period were $6.7 million (earnings of $0.07 per common share), compared with $1.2 million ($0.02 per common share) in the third quarter of 2009.  Net earnings excluding impairments of $34.8 million ($0.38 per common share) for the 2010 quarter were $12.3 million (earnings of $0.14 per common share).  Net loss attributable to Orient-Express Hotels Ltd. for the period was $22.5 million (loss of $0.25 per common share), compared with a net loss attributable to Orient-Express Hotels Ltd. of $13.0 million (loss of $0.17 per common share) in the third quarter of 2009.

A major renovation program was completed during the quarter at Hotel das Cataratas, the Portuguese colonial style property located next to the world famous Iguassu Falls, Brazil.  The property was acquired in October 2007.  The $32.1 million restoration project began the following year and the hotel was re-launched to Orient-Express standards in October 2009.

Work on a $0.9 million new concept Planet Restaurant began at the Mount Nelson Hotel, Cape Town, due for completion in November 2010.  The objective is to benefit from increased demand for international standards of fine dining in Cape Town, building on the reputation and success of the hotel’s Planet Bar concept.

The Company settled claims with its insurance carrier for $5.8 million at Bora Bora Lagoon Resort due to damage caused by Cyclone Oli.  With respect to the floods earlier in the year, $5.7 million of insurance proceeds recorded in the second quarter of 2010 were received by the Company’s PeruRail joint venture.  A further $1.5 million of insurance proceeds at the Company’s Peru hotels joint venture has been recorded in the quarter and received in October.

The Company celebrated the tenth anniversary of its initial public offering on the New York Stock Exchange in August when representatives of the board, senior management team and the staff rang the closing bell.

Regional Performance

Europe:

In the third quarter, revenues from Owned Hotels were $75.1 million, up 11% from $67.5 million in the third quarter of 2009. EBITDA was $28.9 million in 2010 versus $25.6 million in the prior year. Same store RevPAR increased by 7% in local currency (1% in US dollars). The two hotels in Sicily contributed $0.6 million of EBITDA, and the existing Italian hotels had an EBITDA increase of $1.9 million. On a same store basis the Italian hotels experienced growth of 8% in local currency RevPAR (1% in US dollars).

North America:

Revenue from owned hotels was $23.3 million, up 17% from $19.9 million in the third quarter of 2009. Local currency same store RevPAR increased by 18%. EBITDA was $0.8 million compared to an EBITDA loss of $0.1 million in the third quarter of 2009. Both revenue and EBITDA increases were mainly attributable to Charleston Place Hotel, which had revenue growth of $2.0 million, or 20%, and EBITDA growth of $0.7 million, or 41%, driven by improvements in group and transient business. RevPAR at Charleston Place increased by 24% from the same period in 2009.

Rest of World:

Southern Africa:

Third quarter revenue was $10.0 million, up 39% from $7.2 million in the third quarter of 2009. Same store RevPAR increased by 57% in local currency (60% in US dollars). EBITDA was $2.7 million, compared to $1.1 million in the third quarter of 2009. The two South African hotels benefitted from a successful World Cup tournament, which ended in July and boosted the image of South Africa as a tourist destination.

South America:

Revenue increased by 28% to $14.5 million in the third quarter of 2010, from $11.3 million in the third quarter of 2009. Same store RevPAR increased by 33% in local currency (33% in US dollars). EBITDA was $1.3 million, compared to $0.9 million last year. Year on year revenue increased at Copacabana Palace by $1.5 million or 18% due to strong local corporate business. Hotel das Cataratas was still under renovation for part of the quarter and contributed an EBITDA loss of $1.3 million.

Asia Pacific:

Revenue for the third quarter of 2010 was $9.2 million, an increase of $1.1 million or 14% year over year. Same store RevPAR increased by 18% in local currency (19% in US dollars). EBITDA was $2.2 million compared to $2.3 million in the third quarter of 2009.

Hotel management and part-ownership interests:

EBITDA for the third quarter of 2010 was $1.0 million compared to an EBITDA loss of $0.1 million in the third quarter of 2009. The share of results from Hotel Ritz Madrid increased by $1.8 million due to occupancy growth in all market segments and the benefits of a labor restructuring earlier this year.

Restaurants:

Revenue from ‘21’ Club, New York, in the third quarter of 2010, which is seasonally its lowest quarter, was $2.4 million compared to $2.2 million in the same quarter of 2009, and EBITDA was a loss of $0.4 million compared with a loss of $0.5 million in 2009.

Trains and Cruises:

Revenue was down $0.3 million in the third quarter of 2010, a decrease of 1% year over year, and EBITDA was down by $0.8 million. Third quarter revenue and EBITDA for The Royal Scotsman increased by $1.2 million and $0.7 million, respectively, from 2009 as a result of increased charter business, offset by a decrease in the share of results from PeruRail by $1.6 million to $2.7 million caused largely by higher fuel and lubricant costs and the scheduled reduction of an allowance received against concession fees payable to the Peruvian government.

Central costs:

In the third quarter of 2010, central costs were $7.6 million compared with $7.4 million in the prior year period.

Real Estate:

In the third quarter of 2010, there was an EBITDA loss of $1.9 million from Real Estate activities compared with $0.7 million in 2009, primarily related to Porto Cupecoy. During the quarter, the Company recognized revenue from units transferred to customers of $25.0 million.  At the end of the quarter, the legal title of 87 units had been transferred.  There were no further sales in the third quarter, which was low season.  In addition to the EBITDA loss, the Company recorded an impairment of $24.6 million at Porto Cupecoy due to changes in future sales and cost estimates.

Depreciation, amortization and impairment:

The depreciation and amortization charge for the third quarter of 2010 was $11.8 million compared with $10.9 million in the third quarter of 2009. The increase was in part due to the depreciation of capitalized expenditure to complete the refurbishment of Hotel das Cataratas, other capital expenditure around the group and depreciation of the two new Sicilian hotels.

In addition to the impairment charge of $24.6 million at Porto Cupecoy, there were further impairments of $6.0 million at Hôtel de la Cité, $5.4 million at La Samanna and $0.5 million at Napasai, giving rise to a total pre-tax impairment charge for the quarter of $36.5 million.

Interest:

The interest charge for the third quarter of 2010 was $8.0 million compared with $7.7 million in the third quarter of 2009.

Tax:

The tax charge for the quarter was $7.6 million compared to a charge of $10.9 million in the same quarter in the prior year. The third quarter 2010 tax charge included a deferred tax charge of $1.3 million arising in respect of fixed asset timing differences following appreciation of certain local currencies against the US dollar in the quarter, compared with $1.7 million in the same quarter in the prior year.

Discontinued operations:

Earnings from discontinued operations, mainly from Bora Bora Lagoon Resort, in the third quarter of 2010 were $4.5 million compared to a loss of $17.0 million in the same period of 2009.  The loss from discontinued operations in the third quarter of 2009 included impairment charges on certain assets totaling $19.7 million.

Investment:

The Company invested $2.9 million during the quarter in Hotel das Cataratas. Payments of a further $1.5 million were made to the New York Public Library and there was additional capital expenditure of $4.7 million, including $1.8 million at the two Sicilian properties, $1.6 million at Mount Nelson Hotel and $1.3 million at El Encanto.

Liquidity

At September 30, 2010, the Company had long term debt (including the current portion) of $804.5 million, working capital loans of $0.3 million and cash balances of $145.6 million (including $13.9 million of restricted cash), giving a total net debt of $659.2 million compared with total net debt of $640.7 million at the end of the second quarter of 2010.

At September 30, 2010, undrawn amounts available to the Company under committed short-term lines of credit were $23.0 million and undrawn amounts available to the Company under secured revolving credit facilities were $12.0 million, bringing total cash availability at September 30, 2010 to $180.6 million, including restricted cash of $13.9 million.

At September 30, 2010, approximately 64% of the Company’s debt was at fixed interest rates and 36% was at floating interest rates. The weighted average maturity of the debt was approximately 2.0 years and the weighted average interest rate (including margin and swaps) was approximately 3.5%.

At September 30, 2010, the Company had $551.0 million of debt repayments due within 12 months. Of this amount, two loans totaling $113.4 million were refinanced in October 2010 with new loans of $122.9 million, which have maturities of between three and five years.  Additionally two new loan facilities totaling €187.5 million ($256.0 million at the exchange rate at September 30, 2010) have been signed and will have maturities of three and five years. These two loans replace existing debt of €238.7 million ($325.9 million at the exchange rate at September 30, 2010) and are scheduled to be funded in November. Altogether, these four refinancings will require a net repayment, excluding fees, of $60.4 million. The Company is in discussions with existing lenders and potential new lenders regarding the refinancing of a further two loans totaling $59.6 million that mature within 12 months.  Excluding revolving credit facilities of $28.0 million, there is a further $24.1 million of scheduled debt amortization due within the 12 month period.

Disposal of Non-Core Asset

In November 2010, the Company reached agreement to sell a European non-core asset for $12.5 million (€9 million).  The hotel had an EBITDA loss of $0.3 million in 2009 and is expected to make an EBITDA profit of $0.2 million in 2010. The Company will continue to operate the hotel until the sale is completed, which is expected to be in December 2010.

Outlook

“As we approach the end of an improved but still challenging trading year, I am delighted to see the Company make progress in all of its stated objectives,” said Paul White. “Net debt sits at $659.2 million, down $189.3 million from its 2009 peak (March 31st), with year to date same store local currency RevPAR up 11%. This growth has been dominated by the resurgent US traveler, with revenue from the outbound US market up 12%. The UK outbound market has remained flat and the star emerging market was Brazil, up 47% year to date. The US and UK markets have historically been responsible for some 50% of Orient-Express’ revenues. These markets, along with stronger domestic markets, such as Brazil, Russia and Italy, should see the business outlook for 2011 continue to strengthen and keep us on track to achieve our net debt to EBITDA goal of below 5 times.”

*******

Reconciliation and Adjustments

	Three months ended September 30		Nine months ended September 30
$’000 — except per share amounts	2010	2009	2010	2009

EBITDA	(2,655)	28,743	25,342	56,338
Adjusted items:
Legal costs (1)	13	19	(157)	648
Cipriani litigation (2)	—	—	(788)	—
Grand Hotel Timeo & Villa Sant’Andrea (3)	84	—	1,724	—
Management restructuring (4)	(11)	755	1,111	1,472
Peru Hotels depreciation adjustment (5)	1,240	—	1,240	—
Impairment (6)	36,500	—	36,500	6,500
Adjusted EBITDA	35,171	29,517	64,972	64,958

Reported net loss attributable to Orient-Express Hotels Ltd.	(22,452)	(13,015)	(36,280)	(51,967)
Net losses/(earnings) attributable to non-controlling interests	23	38	(184)	(12)
Reported net loss	(22,475)	(13,053)	(36,096)	(51,955)
Discontinued operations net of tax	(4,470)	16,954	(7,830)	41,776
Net (losses)/earnings from continuing operations	(26,945)	3,901	(43,926)	(10,179)
Adjusted items net of tax:
Legal costs (1)	13	19	(157)	648
Cipriani litigation (2)	—	—	(788)	—
Grand Hotel Timeo & Villa Sant’Andrea (3)	61	—	1,286	—
Management restructuring (4)	(8)	455	925	1,080
Peru Hotels depreciation adjustment (5)	853	—	53	—
Impairment (6)	34,816	—	34,816	6,500
Interest rate swaps (7)	673	113	668	965
Foreign exchange (8)	(2,793)	(3,298)	(2,563)	(302)
Adjusted net earnings/(loss) from continuing operations	6,670	1,190	(8,886)	(1,288)

Reported EPS	(0.25)	(0.17)	(0.40)	(0.80)
Reported EPS from continuing operations	(0.30)	0.05	(0.49)	(0.16)
Adjusted EPS from continuing operations	0.07	0.02	(0.10)	(0.02)
Number of shares (millions)	90.84	76.84	89.83	65.08

(1)          Legal costs incurred in defending the Company’s class B common share structure, net of awards or claims for reimbursement.

(2)          Cash received in excess of costs incurred following settlement of “Cipriani” trademark litigation.

(3)          Non-recurring costs and purchase transaction costs incurred in relation to Grand Hotel Timeo and Villa Sant’Andrea.

(4)          Restructuring and redundancy costs.

(5)          Additional charge to reflect revision of useful economic life of assets at Machu Picchu Sanctuary Lodge.

(6)          Impairment charges recorded on owned properties and Porto Cupecoy.

(7)          Charges on swaps that did not qualify for hedge accounting.

(8)          Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP.  Management considers adjusted EBITDA and adjusted net earnings to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) which management does not consider indicative of ongoing operations or which could otherwise have a material effect on the comparability of the Company’s operations.  Adjusted EBITDA and adjusted net earnings are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible continuing challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Tuesday, November 2, 2010 at 10.00 hrs EDT (14.00 GMT) which is accessible at +1 888 935 4575 (US toll free) or +44 (0)20 7806 1951 (Standard International access).  The conference ID is 4246029.  A re-play of the conference call will be available until 5.00pm (EDT) Tuesday, November 9, 2010 and can be accessed by calling +1 866 932 5017 (US toll free) or +44 (0)20 7111 1244 (Standard International) and entering replay access number 4246029#.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD.

Three Months ended September 30, 2010

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended September 30
$’000 — except per share amount	2010	2009
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	75,131	67,535
- North America	23,256	19,897
- Rest of World	33,607	26,493
Total owned hotels	131,994	113,925
Hotel management & part ownership interests	1,001	(141)
Restaurants	2,412	2,151
Trains & Cruises	23,640	23,944
Revenue and earnings from unconsolidated companies before Real Estate	159,047	139,879
Real Estate	25,022	1,688
Total (1)	184,069	141,567

Analysis of earnings
Owned hotels
- Europe	28,886	25,595
- North America	805	(68)
- Rest of World	6,175	4,323
Hotel management & part ownership interests	1,001	(141)
Restaurants	(377)	(494)
Trains & Cruises	6,863	7,686
Central overheads	(7,624)	(7,418)
EBITDA before Real Estate and Impairment	35,729	29,483
Real Estate	(1,884)	(740)
EBITDA before Impairment	33,845	28,743
Impairment	(36,500)	—
EBITDA	(2,655)	28,743
Depreciation & amortization	(11,839)	(10,877)
Interest	(8,028)	(7,656)
Foreign exchange	3,193	4,543
Earnings before tax	(19,329)	14,753
Tax	(7,616)	(10,852)
Net (losses)/earnings from continuing operations	(26,945)	3,901
Discontinued operations	4,470	(16,954)
Net losses	(22,475)	(13,053)
Net losses attributable to non-controlling interests	23	38
Net losses attributable to Orient-Express Hotels Ltd.	(22,452)	(13,015)

Loss per common share attributable to Orient-Express Hotels Ltd.	(0.25)	(0.17)
Number of shares – millions	90.84	76.84

(1)                                  Comprises earnings from unconsolidated companies of $1,655,000 (2009 - $2,012,000) and revenue of $182,414,000 (2009 - $139,555,000).

ORIENT-EXPRESS HOTELS LTD.

Three Months Ended September 30, 2010

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30
	2010	2009
Average Daily Rate (in US dollars)
Europe	679	797
North America	272	273
Rest of World	326	287
Worldwide	446	467

Rooms Available (000’s)
Europe	94	82
North America	66	67
Rest of World	114	112
Worldwide	274	261

Rooms Sold (000’s)
Europe	62	48
North America	42	36
Rest of World	59	49
Worldwide	163	133

RevPAR (in US dollars)
Europe	449	470
North America	175	147
Rest of World	168	127
Worldwide	266	240

			Change %
			Dollar	Local currency
Same Store RevPAR (in US dollars)
Europe	475	470	1%	7%
North America	168	142	18%	18%
Rest of World	173	129	34%	32%
Worldwide	270	243	11%	14%

ORIENT-EXPRESS HOTELS LTD.

Nine Months ended September 30, 2010

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Nine months ended September 30
$’000 — except per share amount	2010	2009
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	145,091	133,212
- North America	79,810	75,877
- Rest of World	104,399	78,561
Total owned hotels	329,300	287,650
Hotel management & part ownership interests	1,875	1,774
Restaurants	9,320	8,717
Trains & Cruises	50,554	52,205
Revenue and earnings from unconsolidated companies before Real Estate	391,049	350,346
Real Estate	56,130	1,688
Total (1)	447,179	352,034

Analysis of earnings
Owned hotels
- Europe	38,074	37,357
- North America	11,616	11,957
- Rest of World	23,572	16,625
Hotel management & part ownership interests	1,875	1,774
Restaurants	259	31
Trains & Cruises	11,982	15,983
Central overheads	(20,873)	(19,356)
EBITDA before Real Estate and Impairment	66,505	64,371
Real Estate	(4,663)	(1,533)
EBITDA before Impairment	61,842	62,838
Impairment	(36,500)	(6,500)
EBITDA	25,342	56,338
Depreciation & amortization	(34,732)	(29,545)
Interest	(22,138)	(24,328)
Foreign exchange	2,985	309
Earnings before tax	(28,543)	2,774
Tax	(15,383)	(12,953)
Net losses from continuing operations	(43,926)	(10,179)
Discontinued operations	7,830	(41,776)
Net losses	(36,096)	(51,955)
Net (earnings) attributable to non-controlling Interests	(184)	(12)
Net losses attributable to Orient-Express Hotels Ltd.	(36,280)	(51,967)

Loss per common share attributable to Orient-Express Hotels Ltd.	(0.40)	(0.80)
Number of shares – millions	89.83	65.08

(1)                                  Comprises earnings from unconsolidated companies of $3,523,000 (2009 - $6,362,000) and revenue of $443,656,000 (2009 - $345,672,000).

ORIENT-EXPRESS HOTELS LTD.

Nine Months Ended September 30, 2010

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Nine months ended September 30
	2010	2009
Average Daily Rate (in US dollars)
Europe	650	717
North America	324	339
Rest of World	326	282
Worldwide	415	418

Rooms Available (000’s)
Europe	229	212
North America	201	204
Rest of World	343	330
Worldwide	773	746

Rooms Sold (000’s)
Europe	121	102
North America	129	113
Rest of World	185	158
Worldwide	435	373

RevPAR (in US dollars)
Europe	342	344
North America	208	189
Rest of World	176	135
Worldwide	233	209

			Change %
			Dollar	Local currency
Same Store RevPAR (in US dollars)
Europe	352	350	1%	3%
North America	207	189	9%	9%
Rest of World	184	138	34%	26%
Worldwide	239	213	12%	11%

ORIENT-EXPRESS HOTELS LTD.

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

	September 30	December 31
$’000	2010	2009

Assets

Cash	145,552	92,045
Accounts receivable	59,595	59,905
Due from unconsolidated companies	19,532	19,385
Prepaid expenses	27,760	22,331
Inventories	44,776	44,191
Other assets held for sale	26,890	41,770
Real estate assets	80,607	120,288
Total current assets	404,712	399,915

Property, plant & equipment, net book value	1,286,481	1,211,091
Property, plant & equipment, net book value of consolidated variable interest entities	189,589	192,682
Investments	60,754	58,432
Goodwill	178,185	149,180
Other intangible assets	21,222	20,982
Other assets	30,005	40,408
	2,170,948	2,072,690

Liabilities and Equity

Working capital facilities	335	6,666
Accounts payable	29,154	23,575
Accrued liabilities	100,175	74,569
Deferred revenue	45,416	68,784
Due to related parties	—	—
Other liabilities held for sale	5,035	11,847
Current portion of long-term debt and capital leases	483,880	173,223
Current portion of long-term debt of consolidated variable interest entities	67,133	165
Total current liabilities	731,128	358,829

Long-term debt and obligations under capital leases	241,259	559,042
Long-term debt of consolidated variable interest entities	12,213	79,304
Deferred income taxes	99,911	96,642
Deferred income taxes of consolidated variable interest entities	64,100	64,100
Other liabilities	44,793	34,295
Total liabilities	1,193,404	1,192,212

Shareholders’ equity	975,592	878,709
Non-controlling interests	1,952	1,769
Total equity	977,544	880,478
	2,170,948	2,072,690